Exhibit 16.1

January 23, 2013

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, D.C. 20549

Re: Oranco, Inc.

We have read the statements included under Item 4.01 of Form 8-K, dated January 22, 2013, to be filed by Oranco, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC